EXHIBIT 5.1





                                     April 29, 2003





Board of Directors
NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon  97005-6453


     I have acted as counsel for NIKE, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 1,100,000 shares of Class B Common Stock, no par value (the "Shares"), of the Company issuable in connection with the Company's Foreign Subsidiary Employee Stock Purchase Plan (the "Plan"). I have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments I deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is my opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the state of Oregon; and

        2. The Shares have been duly authorized and, when issued pursuant to the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,


                                     /s/ John F. Coburn III
                                     ______________________
                                     John F. Coburn III
                                     Assistant General Counsel